Exhibit 5.1

        Robert C. Brighton, Jr.

Partner

Shutts & Bowen LLP

200 East Broward Blvd

Suite 2100

Fort Lauderdale, FL 33301

Direct (954) 847-3840

Fax (954) 527-7940

Email  rbrighton@shutts.com

March 9, 2016

CryoLife, Inc.

1655 Roberts Boulevard, NW

Kennesaw, Georgia 30144

Re:CryoLife, Inc.
Registration Statement on Form S-3
File No. 333-

Ladies and Gentlemen:

We have acted as special counsel to CryoLife, Inc., a Florida corporation (the “Company”), for Florida law issues in connection with the preparation and filing on March 9, 2016 with the Securities Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), pertaining to the registration of 3,703,699 shares (the “Offered Shares”) of common stock (the “Common Stock”).  The Registration Statement relates to the possible sale from time to time of the Offered Shares by the selling shareholders (“Selling Shareholders”) identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement (collectively, the “Prospectus”) on a delayed or continuous basis,  pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act.

You have provided use with a draft of the Registration Statement in the form in which it will be filed, which includes a form of Prospectus.  The Prospectus provides that it will be supplemented in the future by one or more supplements to the prospectus in connection with each offering of the Offered Shares.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining the contents of the Registration Statement or the Prospectus, other than as to the validity of Offered Shares as set forth below.

As counsel to the Company, we have examined originals or copied, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion letter and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Offered Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have further assumed that the Offered Shares will be sold in the manner stated in the Registration Statement and the Prospectus and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder and the securities or blue sky laws of the applicable states.

Based upon, and subject to and limited by the foregoing, we are of the opinion that the Offered Shares have been validly issued, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as an Exhibit to the Registration Statement, and we consent to the reference to our name under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Shutts & Bowen LLP

Shutts & Bowen LLP